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                               VANGUARD GROUP LOGO

                          Vanguard(R) Explorer(TM) Fund

              SUPPLEMENT TO THE PROSPECTUS DATED FEBRUARY 25, 2005

VANGUARD EXPLORER FUND ADOPTS NEW ADVISORY FEE SCHEDULES
The board of trustees of Vanguard Explorer Fund adopted new advisory fee schedules for two of the Fund's advisors--Granahan Investment Management, Inc., and Wellington Management Company, LLP--effective December 1, 2005. This change will not affect the Fund's investment objective, policies, strategies, or risks. Following implementation of the new advisory fee schedule, the Fees and Expenses discussion is revised as follows:

FEES AND EXPENSES
The following table describes the fees and expenses you may pay if you buy and hold Investor Shares or Admiral(TM) Shares of the Fund. As is the case with all mutual funds, transaction costs incurred by the Fund for buying and selling securities are not reflected in the table. The expenses shown under Annual Fund Operating Expenses are based on estimated amounts for the current fiscal year, adjusted to account for new advisory fee schedules effective December 1, 2005.

                                                             INVESTOR  ADMIRAL
                                                              SHARES    SHARES
                                                           ----------  -------

SHAREHOLDER FEES (fees paid directly from your investment)
Sales Charges (Load) Imposed on Purchases:                     None      None
Purchase Fee:                                                  None      None
Sales Charge (Load) Imposed on Reinvested Dividends:           None      None
Redemption Fee:                                                None      None

ANNUAL FUND OPERATING EXPENSES (expenses deducted
   from the Fund's assets)
Management Expenses:                                          0.54%     0.39%
12b-1 Distribution Fee:                                        None      None
Other Expenses:                                               0.02%     0.02%
   Total Annual Fund Operating Expenses:                      0.56%     0.41%

     The following examples are intended to help you compare the cost of investing in the Fund's Investor Shares or Admiral Shares with the cost of investing in other mutual funds. They illustrate the hypothetical expenses that you would incur over various periods if you invest $10,000 in the Fund's shares. These examples assume that the Fund provides a return of 5% a year and that operating expenses match our estimates. The results apply whether or not you redeem your shares at the end of the given period.

                                                                  (over, please)

--------------------------------------------------------------------------------
                       1 YEAR   3 YEARS     5 YEARS   10 YEARS
--------------------------------------------------------------------------------
Investor Shares           $57      $179        $313       $701
Admiral Shares             42       132         230        518
--------------------------------------------------------------------------------

     THESE EXAMPLES SHOULD NOT BE CONSIDERED TO REPRESENT ACTUAL EXPENSES OR PERFORMANCE FROM THE PAST OR FOR THE FUTURE. ACTUAL FUTURE EXPENSES MAY BE HIGHER OR LOWER THAN THOSE SHOWN.

     For more  information  about the new advisory fee schedule,  please see the
Fund's  most  recent   shareholder   report  or  the   Statement  of  Additional
Information.















(C) 2005 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                        PSA24 122005

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                           [THE VANGUARD GROUP LOGO]



                        VANGUARD(R) EXPLORER(TM) FUNDS

 SUPPLEMENT TO THE STATEMENT OF ADDITIONAL INFORMATION DATED FEBRUARY 25, 2005


The board of trustees of Vanguard Explorer Fund has adopted new asset-based advisory fee schedules for two of the Fund's advisors--Granahan Investment Management, Inc., and Wellington Management Company, LLP--effective December 1, 2005. This change will not affect the existing performance fee adjustments, which are included in the current advisory agreements, nor will it affect the Fund's investment objective, policies, strategies, or risks.

     The first and second paragraphs under the heading "Wellington Management Company, LLP" in the INVESTMENT ADVISORY SERVICES section of the Statement of Additional Information are restated as follows:

     The Fund has entered into an advisory agreement with Wellington Management Company, LLP (Wellington Management) under which Wellington Management manages the investment and reinvestment of a portion of the Fund's assets (the Wellington Management Portfolio) and continuously reviews, supervises, and administers the Fund's investment program with respect to those assets.

     The Fund pays Wellington Management a basic fee at the end of each of the Fund's fiscal quarters, calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Wellington Management Portfolio for the quarter:

            NET ASSETS                                        RATE
            ----------                                        ----
            First $500 million                              0.250%
            Next $500 million                               0.200%
            Over $1 billion                                 0.150%

     The second paragraph under the heading "Granahan Investment Management, Inc." in the INVESTMENT ADVISORY SERVICES section of the Statement of Additional Information is restated as follows:

     The Fund pays Granahan a basic fee at the end of each of the Fund's fiscal quarters, calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Granahan Portfolio for the quarter:

            NET ASSETS                                       RATE
            ----------                                       ----
            First $500 million                             0.300%
            Next $500 million                              0.200%
            Over $1 billion                                0.150%


     The text under the heading "Wellington Management Company, LLP" in the section entitled BOARD REVIEW OF INVESTMENT ADVISORY ARRANGEMENTS is restated as follows:


WELLINGTON MANAGEMENT COMPANY, LLP

The board considered the benefits to shareholders of continuing to retain Wellington Management as an advisor to the Fund, particularly in light of the nature, extent, and quality of services provided by Wellington Management. The board considered the quality of investment management to the Fund over both the short and long term and the organizational depth and stability of the firm. The trustees concluded that the advisor continues to employ a sound investment process, selecting stocks of high quality companies in the small-cap growth market segment. Stock selection is supported by Wellington's deep industry research capabilities. Further, the trustees concluded that the asset-based advisory fee schedule has been in place since 2000 and should be adjusted to reflect the fair market value of Wellington's services and the firm's need to maintain an expanded portfolio management team to manage a large fund in the small-cap growth market segment. Under the new fee arrangement, Wellington could build on its organizational depth and stability, and enhance the Fund's portfolio management team by hiring and retaining top investment talent.

     The board considered the investment performance of the Fund and the advisor compared with the performance of the Fund's peer group and relevant benchmarks. The trustees concluded that the Wellington Management Portfolio of the Fund is managed in a disciplined fashion and that over the long term, the Fund and the advisor have had competitive returns and have generally outperformed both the Fund's peer group and relevant benchmarks.

     The board considered the cost of services to be provided, including consideration of competitive fee rates and the fact that, after the adjustment to Wellington Management's advisory fee schedule, the Fund's advisory fee is expected to remain significantly below the fees of most of its peers.

     The board considered the extent to which economies of scale would be realized as the Fund grows, including a consideration of appropriate breakpoints in the fee schedule. By including asset-based breakpoints in Wellington
Management's fee schedule, the Fund's trustees ensure that, if the Fund continues to grow, investors will benefit by realizing economies of scale in the form of a lower advisory fee ratio.

     The board considered all of the circumstances and information provided by both Wellington Management and Vanguard regarding the performance of the Fund and the advisor, and concluded that approval of an Amended and Restated Investment Advisory Agreement is in the best interest of the Fund and its shareholders.

     The text under the heading "GRANAHAN INVESTMENT MANAGEMENT, INC." in the section entitled BOARD REVIEW OF INVESTMENT ADVISORY ARRANGEMENTS is restated as follows:


GRANAHAN INVESTMENT MANAGEMENT, INC.:

The board considered the benefits to shareholders of continuing to retain Granahan as an advisor to the Fund, particularly in light of the nature, extent, and quality of services provided by Granahan. The board considered the quality of investment management to the Fund over both the short and the long term and the organizational depth and stability of the firm. The trustees concluded that Granahan, founded in 1985, has been an advisor to the Fund since 1990 and that the portfolio management team continues to execute its disciplined process of identifying attractive small-cap growth companies that are diversified across all phases of the business-life cycle. Further, the trustees concluded that, throughout its tenure as an advisor to the Fund, Granahan has provided high quality advisory services and has demonstrated strong organizational depth and stability over both the short and the long term. The asset-based advisory fee schedule has been in place for many years and should be adjusted to reflect the fair market value of Granahan's services and the firm's need to maintain an expanded portfolio management team to manage a large fund in the small-cap growth market segment. Under the new fee arrangement, Granahan could build on its organizational depth and stability, and enhance the Fund's portfolio management team by hiring and retaining top investment talent.

     The board considered the investment performance of the Fund and the advisor compared with the performance of the Fund's peer group and relevant benchmarks. The trustees concluded that Granahan's portion of the Fund is managed in a disciplined fashion and that over the long term, the Fund and advisor have generally outperformed both the Fund's peer group and relevant benchmarks.

     The board considered the cost of services to be provided, including consideration of competitive fee rates and the fact that, after the adjustment to Granahan's advisory fee schedule, the Fund's advisory fee is expected to remain significantly below the fees of most of its peers.

     The board considered the extent to which economies of scale would be realized as the Fund grows, including a consideration of appropriate breakpoints in the fee schedule. By including asset-based breakpoints in Granahan's fee schedule, the Fund's trustees ensure that, if the Fund continues to grow, investors will benefit by realizing economies of scale in the form of a lower advisory fee ratio.

     The board considered all of the circumstances and information provided by both Granahan and Vanguard regarding the performance of the Fund and the advisor, and concluded that approval of an Amended and Restated Investment Advisory Agreement is in the best interest of the Fund and its shareholders.






(C)2005 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                      122005